EXHIBIT 15.01


January 31, 2002

Mr. Victor Demarco
Demarco Energy Systems of America, Inc.
12885 Research
Austin, TX  78750

Dear Mr. Demarco,

I, Nathan M. Robnett, hereby consent to the use of my name and my Accountant's Review Report dated January 31, 2002, and the Financial Statements of Demarco
Energy Systems of America, Inc. as of December 31, 2001, including the respective notes thereto, in the December 31, 2001 10-Q of Demarco Energy Systems of America, Inc.

My consent is limited as described above and is valid until March 31, 2002. Any additional use or use after March 31, 2002 of my name will require my consent in each and every instance.

Sincerely,



Nathan M. Robnett
Robnett & Company, P.C.